Exhibit 99.2

FMC CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been prepared to illustrate the effect of the acquisition of Cheminova A/S (“Cheminova”), a wholly-owned subsidiary of Auriga Industries A/S (the "Seller" or "Auriga"), by FMC Corporation (“FMC” or the “Company”). On April 21, 2015, pursuant to the terms and conditions set forth in the Share Purchase Agreement ("Purchase Agreement"), FMC acquired all of the outstanding equity of Cheminova from the Seller for purchase consideration of 8.5 billion Danish Krone ("DKK") or approximately $1.2 billion, excluding net debt which was assumed and repaid and hedge-related costs of $0.6 billion (the "Acquisition"). Total purchase consideration consisted of cash, which the Company funded through a mixture of debt and existing cash reserves, and the assumption of Cheminova's debt. The unaudited pro forma condensed consolidated financial information gives effect to the Acquisition and the incurrence of additional debt used to fund the Acquisition.

The unaudited pro forma condensed consolidated financial information of FMC presented below was derived from FMC's historical financial statements, as adjusted within Exhibit 99.2 of the Form 8-K issued on April 1, 2015 to reflect the disposition of FMC's Alkali Chemical Division. The underlying financial information for Cheminova was derived from the audited consolidated financial statements of Cheminova for the year ended December 31, 2014, as contained in Exhibit 99.1 herein. The unaudited pro forma condensed consolidated balance sheet assumes the Acquisition of Cheminova occurred on December 31, 2014. The unaudited pro forma condensed consolidated statement of income was prepared as if the Acquisition of Cheminova occurred on January 1, 2014. The tax rate used for the pro forma financial information is an estimated statutory tax rate, which will likely vary from the actual effective tax rate in periods subsequent to completion of the pro forma events. No adjustment has been made to the unaudited pro forma condensed consolidated financial information as it relates to limitations of the ability to utilize deferred tax assets as a result of the pro forma events.

The attached unaudited pro forma condensed consolidated financial information gives effect to the Acquisition under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standard Codification ("ASC") Topic 805, Business Combinations ("ASC 805"). The historical financial information has been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma adjustments that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact.

The unaudited pro forma condensed consolidated financial information has been prepared by management in accordance with the regulations of the United States Securities and Exchange Commission ("SEC") and are not necessarily indicative of the financial position or results of operations that would have been realized had the Acquisition occurred as of the dates indicated, nor are they meant to be indicative of any anticipated financial position or future results of operations that FMC will experience after the Acquisition. In the accompanying unaudited pro forma condensed consolidated financial information, Cheminova's financial information has been adjusted from International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") to accounting principles generally accepted in the United States of America ("U.S. GAAP") and the assets and liabilities have been adjusted to reflect their estimated fair values. In subsequent periods, liabilities may also be recorded for severances, relocation or retention costs related to employees of both companies, as well as for the cost of vacating certain leased facilities of either company or other costs associated with exiting or transferring activities between companies. In addition, the accompanying unaudited pro forma condensed consolidated financial information does not include any expected cost savings, operating synergies, or revenue enhancement, which may be realized subsequent to the Acquisition or the impact of any nonrecurring activity and one-time transaction-related costs. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed consolidated financial information, and such costs and liabilities could be material.

The estimated fair values used for the purpose of adjusting for the Acquisition within the unaudited pro forma condensed consolidated financial information are preliminary, as the determination of fair value of Cheminova's assets and liabilities requires extensive use of estimates and management's judgment. Since the Acquisition was completed on April 21, 2015, FMC's access to Cheminova's information has been limited, and therefore certain assumptions were used in making these estimates. Final valuations will be performed and management anticipates that the values assigned to the assets acquired and liabilities assumed will be adjusted during the one-year measurement period following the date of completion of the Acquisition. Differences between these preliminary estimates and the final acquisition accounting will occur and could have a material impact on the accompanying unaudited pro forma condensed consolidated financial information. The pro forma adjustments are based on information available to management and assumptions that management believes are factually supportable. The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to reflect what FMC’s financial position would have been had the Acquisition occurred on January 1, 2014 and is not necessarily indicative of FMC’s future financial position.

Exhibit 99.2

Additionally, Cheminova's balances have been translated from DKK to U.S. Dollars (“USD”) using average exchange rates applicable during the periods presented for the unaudited pro forma condensed consolidated statement of income and the period end exchange rate for the unaudited pro forma condensed consolidated balance sheet which are as follows:

DKK/1 USD	Average Rate for the Period Ended December 31, 2014	Period End Rate December 31, 2014
December 31, 2014	0.1793	0.1638

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following:

•	The accompanying notes to the unaudited pro forma condensed consolidated financial information;

•	Cheminova 's audited consolidated financial statements for the year ended December 31, 2014 and related notes thereto contained in Exhibit 99.1 of this Form 8-K/A;

•	FMC's audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2014;

•	FMC's Form 8-K filed on April 1, 2015, which includes unaudited pro forma financial information giving effect to the disposition of FMC's Alkali Chemicals Division.

Exhibit 99.2

FMC CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2014
(in Millions, Except Share Data)	FMC As Reported[1]	Cheminova (Note 1)	Pro Forma Adjustments (Note 2)		FMC Pro Forma
Revenue	$3,258.7	$1,228.4	$(2.7)	2(c)	$4,484.4
Cost of sales and services	2,047.8	937.3	25.5	2(a) 2(c)	3,010.6
Gross margin	1,210.9	291.1	(28.2)		1,473.8
Selling, general and administrative expenses	589.8	155.3	(131.8)	2(d)	613.3
Research and development expenses	126.3	68.7	—		195.0
Restructuring and other charges (income)	56.4	—	—		56.4
Business separation costs	23.6	—	—		23.6
Total costs and expenses	2,843.9	1,161.3	(106.3)		3,898.9
Income from operations	414.8	67.1	103.6		585.5
Equity in (earnings) loss of affiliates	(0.2)	0.7	—		0.5
Interest income	(0.2)	(3.9)	—		(4.1)
Interest expense	51.4	35.4	(13.3)	2(b)	73.5
Income from continuing operations before income taxes	363.8	34.9	116.9		515.6
Provision for income taxes	56.2	16.0	39.4	2(e)	111.6
Income from continuing operations	307.6	18.9	77.5		404.0
Discontinued operations, net of income taxes	722.7	—	—		722.7
Net income	1,030.3	18.9	77.5		1,126.7
Less: Net income attributable to noncontrolling interests	14.6	0.1	—		14.7
Net income attributable to FMC stockholders	$1,015.7	$18.8	$77.5		$1,112.0
Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	298.2	18.8	77.5		394.5
Discontinued operations, net of tax	717.5	—	—		717.5
Net income	$1,015.7	$18.8	$77.5		$1,112.0
Basic earnings (loss) per common share attributable to FMC stockholders
Continuing operations	$2.23				$2.96
Discontinued operations	5.38				5.38
Basic earnings per common share	$7.61				$8.34
Average number of shares outstanding used in basic earnings per share computations	133.3				133.3
Diluted earnings (loss) per common share attributable to FMC stockholders
Continuing operations	$2.22				$2.94
Discontinued operations	5.34				5.34
Diluted earnings per common share	$7.56				$8.28
Average number of shares outstanding used in diluted earnings per share computations	134.3				134.3
1The FMC As Reported balances for the pro forma condensed consolidated statement of income were derived from Exhibit 99.2 of FMC's Form 8-K filed April 1, 2015, which includes the disposition of FMC's Alkali Chemicals Division.
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

Exhibit 99.2

FMC CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2014

(in Millions)	FMC As Repoted[1]	Cheminova (Note 1)	Pro Forma Adjustments (Note 2)		FMC Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$1,712.0	$33.0	$(195.6)	2(b)	$1,549.4
Trade receivables	1,602.5	450.6	(2.6)	2(c)	2,050.5
Inventories	607.6	319.9	101.1	2(a)	1,028.6
Prepaid and other current assets	188.8	57.9	—		246.7
Deferred income taxes	214.1	—	—		214.1
Total current assets	4,325.0	861.4	(97.1)		5,089.3
Investments	5.5	—	—		5.5
Property, plant and equipment, net	929.9	94.7	106.4	2(a)	1,131.0
Goodwill	352.5	67.0	427.0	2(a)	846.5
Other intangibles, net	246.9	38.1	653.1	2(a)	938.1
Other assets	269.7	5.1	—		274.8
Deferred income taxes	244.5	56.4	—		300.9
Total assets	$6,374.0	$1,122.7	$1,089.4		$8,586.1
LIABILITIES AND EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$525.2	$135.3	$(135.3)	2(b)	$525.2
Accounts payable, trade and other	378.3	221.3	(2.6)	2(c)	597.0
Advance payments from customers	190.2	—	—		190.2
Accrued and other liabilities	407.2	91.9	—		499.1
Accrued customer rebates	236.0	—	—		236.0
Guarantees of vendor financing	50.2	23.5	—		73.7
Accrued pension and other postretirement benefits, current	12.7	—	—		12.7
Income taxes	440.6	14.8	29.1	2(a)	484.5
Total current liabilities	$2,240.4	$486.8	$(108.8)		$2,618.4
Long-term debt, less current portion	1,153.4	310.9	1,339.1	2(b)	2,803.4
Accrued pension and other postretirement benefits, long-term	238.7	2.4	—		241.1
Environmental liabilities, continuing and discontinued	209.9	—	—		209.9
Deferred income taxes	51.3		180.0	2(a)	231.3
Other long-term liabilities	208.1	1.7	—		209.8
Total stockholders' equity	$2,238.7	$320.9	$(320.9)		$2,238.7
Noncontrolling interests	33.5	—	—		33.5
Total equity	2,272.2	320.9	(320.9)		2,272.2
Total liabilities and equity	$6,374.0	$1,122.7	$1,089.4		$8,586.1
1The FMC As Reported balances for the pro forma condensed consolidated balance sheet were derived from FMC's Form 8-K filed April 1, 2015, which includes the disposition of FMC's Alkali Chemicals Division.
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

Exhibit 99.2

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

1. Adjustments to Cheminova's historical financial statements

FMC’s unaudited pro forma condensed consolidated financial information has been prepared in accordance with U.S. GAAP.  However, certain adjustments and reclassifications have been made to the historical presentation of Cheminova financial information to conform Cheminova's financial statements to the presentation used in the unaudited pro forma condensed financial information.  Cheminova’s historical balance sheet as of December 31, 2014 and statement of income for the year ended December 31, 2014 were prepared in accordance with IFRS as issued by the IASB and presented in DKK; therefore, certain adjustments are reflected in the financial information below to translate Cheminova's financial statements from DKK to USD, convert from IFRS to U.S. GAAP, and align accounting policies and presentation with that of FMC.

Consolidated Statement of Income Reconciliation
For the Year Ended December 31, 2014
(in Millions)	Cheminova IFRS - (DKK)	1(a) Cheminova IFRS - (USD)	1(b) IFRS to U.S. GAAP Adjustments (USD)	1(c) Accounting Policy Adjustments (USD)	Cheminova as Adjusted U.S. GAAP (USD)
Revenue	6,755.1	$1,211.3	$2.3	$14.8	$1,228.4
Cost of sales and services	4,641.9	832.4	3.0	101.9	937.3
Gross margin	2,113.2	378.9	(0.7)	(87.1)	291.1
Selling, general, and administrative expenses	1,222.4	219.2	—	(63.9)	155.3
Research and development expenses	240.5	43.1	26.4	(0.8)	68.7
Total costs and expenses	6,104.8	1,094.7	29.4	37.2	1,161.3
Income from operations	650.3	116.6	(27.1)	(22.4)	67.1
Equity in (earnings) losses of affiliates	3.9	0.7	—	—	0.7
Interest income	(475.9)	(85.3)	—	81.4	(3.9)
Interest expense	765.7	137.3	1.9	(103.8)	35.4
Income from continuing operations before income taxes	356.6	63.9	(29.0)	—	34.9
Provision for income taxes	126.9	22.8	(6.8)	—	16.0
Net income	229.7	$41.1	$(22.2)	$—	$18.9
Attributable to:
Shareholders of Cheminova A/S	228.5	40.9	(22.1)	—	18.8
Non-controlling interests	1.2	0.2	(0.1)	—	0.1
Net income	229.7	$41.1	$(22.2)	$—	$18.9

Exhibit 99.2

Cheminova Consolidated Balance Sheet Reconciliation
As of December 31, 2014
(in Millions)	Cheminova IFRS - (DKK)	1(a) Cheminova IFRS - (USD)	1(b) IFRS to U.S. GAAP Adjustments (USD)	Cheminova as Adjusted U.S. GAAP (USD)
ASSETS
Current assets
Cash and cash equivalents	201.5	$33.0	$—	$33.0
Trade receivables	2,607.7	427.1	23.5	450.6
Inventories	1,953.2	319.9	—	319.9
Prepaid and other current assets	353.6	57.9	—	57.9
Deferred income taxes	—	—	—	—
Total current assets	5,116.0	837.9	23.5	861.4
Investments	—	—	—	—
Property, plant and equipment, net	578.0	94.7	—	94.7
Goodwill	409.0	67.0	—	67.0
Other intangibles, net	950.2	155.6	(117.5)	38.1
Other assets	31.0	5.1	—	5.1
Deferred income taxes	195.8	32.1	24.3	56.4
Total assets	7,280.0	$1,192.4	$(69.7)	$1,122.7

LIABILITIES AND EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	826.2	$135.3	$—	135.3
Accounts payable, trade and other	1,351.3	221.3	—	221.3
Advance payments from customers	—	—	—	—
Accrued and other liabilities	561.0	91.9	—	91.9
Acrrued payroll	—	—	—	—
Accrued customer rebates	—	—	—	—
Guarantees of vendor financing	—	—	23.5	23.5
Income taxes	90.2	14.8	—	14.8
Total current liabilities	2,828.7	$463.3	$23.5	$486.8
Long-term debt, less current portion	1,898.3	310.9	—	310.9
Accrued pension and other postretirement benefits, long-term	14.4	2.4	—	2.4
Environmental liabilities, continuing and discontinued	—	—	—	—
Deferred income taxes	20.0	3.3	(3.3)	—
Other long-term liabilities	10.1	1.7		1.7
Noncontrolling interests	—	—	—	—
Total equity	2,508.5	410.8	(89.9)	320.9
Total liabilities and equity	7,280.0	$1,192.4	$(69.7)	$1,122.7

a.    Foreign Currency Translation

Cheminova’s financial information to be used in the unaudited pro forma condensed consolidated financial information was translated to USD for presentation purposes.  Cheminova’s historical statement of income for the year ended December 31, 2014 was translated to USD using the average rate for the period ended December 31, 2014 of 0.1793, and Cheminova's balance sheet was translated to USD using the spot rate at December 31, 2014 of 0.1638.

b.	IFRS to U.S. GAAP Adjustments

The following are IFRS to U.S. GAAP adjustments to conform Cheminova’s historical IFRS financial information to U.S. GAAP:

i.
Cheminova capitalized certain internally developed intangible assets that do not meet the criteria for capitalization under U.S. GAAP, and as a result, intangible assets balance of $117.5 million was derecognized as of December 31, 2014.

Exhibit 99.2

Additionally, the unaudited pro forma condensed consolidated statement of income was adjusted to reflect adjustments for (1) amortization expense recognized during the periods for previously capitalized non-qualified intangible assets, (2) expenses for research and development costs incurred for non-qualified intangible assets during the period presented and (3) recognition of capitalized interest expense related to previously capitalized non-qualified intangible assets.  The net impacts to the unaudited pro forma condensed consolidated statements of income were as follows:

(in Millions)	For the year ended December 31, 2014
Research and development expense
(1) Reversal of amortization expense for previously capitalized intangible assets	$(6.2)
(2) Expense of costs capitalized for non-qualified intangible assets:	32.6
Net adjustment to research and development expense	$26.4

Interest expense
(3) Interest expense previously capitalized to non-qualified intangible assets:	1.9
Adjustment to interest expense	$1.9

ii.
Adjustment reflects the reversal of inventory write-down reversals recognized by Cheminova in its historical consolidated statement of income.  This adjustment of $0.7 million was reflected in Cost of sales and services for the year ended December 31, 2014.

iii.
Cheminova recognizes freight costs incurred and charged to customers as a net amount in Selling, general, and administrative. Adjustments were made to reclassify the presentation of the freight costs billed to customers from Selling, general, and administrative to Revenue in order to convert Cheminova's financial statements from IFRS to U.S. GAAP. Additionally, freight costs not billed to customers were reclassified from Selling, general, and administrative to Cost of sales and services in Cheminova’s statement of income in order to conform to FMC's presentation of freight costs.  The summary of these reclassifications for the year ended December 31, 2014, is as follows:

	For the year ended December 31, 2014
(in Millions)	Pass through[1]	Unbilled freight[2]	Total
Revenue	$2.3	$—	$2.3
Cost of sales and services	2.3	47.8	50.1
Selling, general, and administrative	$—	$(47.8)	$(47.8)
1The freight costs passed through from Cheminova to customers has been reclassified from Selling, general, and administrative to Revenue, and noted as an IFRS to U.S. GAAP difference.
2Unbilled freight costs have been reclassified from Selling, general, and administrative to Cost of sales and services, and noted as an adjustment to conform accounting policies.

iv.
Cheminova entered into certain factoring agreements for which the underlying accounts receivable qualified for derecognition under IFRS. These agreements have been analyzed under U.S. GAAP, which resulted in the following adjustments:

•
Under the terms of certain factoring agreements, Cheminova remains involved in the servicing of the assets; as a result, the receivables did not meet the criteria for derecognition under U.S. GAAP. Adjustments of $23.5 million in Trade receivables and of $23.5 million in Guarantees of vendor financing, were recognized as of December 31, 2014 related to these agreements.

v.	Danish statutory tax rate was applied to each IFRS to U.S. GAAP adjustment.

vi. The deferred income tax impact of the IFRS to U.S. GAAP adjustment relates to the derecognition of Cheminova internally developed intangible assets. The deferred income tax adjustment was calculated by applying the Danish statutory tax rate to the estimated book-tax basis differences.

Exhibit 99.2

c.	Adjustments to conform accounting policies

Reclassification adjustments have been made to align Cheminova's historical financial statements with FMC’s presentation, as described below.

Reclassifications for the statements of income were as follows:

(in Millions)		For the year ended December 31, 2014
		FMC
Cheminova:		Revenue	Cost of sales and services	Selling, general, & administrative	Interest Expense	Interest Income	Research and development expenses	Net Total
Cost of sales and services	$(3.4)	—	$3.4	$(2.6)	—	—	$(0.8)	—
Selling, general, and administrative	(61.3)	—	61.3	(61.3)	—	—	—	—
Interest income	(81.4)	(14.8)	(76.3)	—	9.7	81.4	—	—
Interest expense	(113.5)	—	113.5	—	(113.5)	—	—	—
Net Total		$(14.8)	$101.9	$(63.9)	$(103.8)	81.4	$(0.8)	—

•
Other operating income of $3.4 million was reclassified from Cost of sales and services to FMC's Selling, general, & administrative and Research and development expenses, respectively. Income from administrative services of $2.6 million was reclassified to Selling, general, and administrative and $0.8 million related to development income was reclassified to Research and development expenses.

•	Interest income of $14.8 million recognized by Cheminova on invoices in certain countries was reclassified from Cheminova's Interest income to FMC's Revenue.

•
Foreign currency gains of $76.3 million and losses of $82.6 million incurred by Cheminova in its normal course of operations were reclassified from Cheminova's Interest income and Interest expense, respectively to FMC's Costs of sales and services. These amounts also include the impact of derivative gains and losses on related foreign currency activity. The interest expense reclassification also includes $30.9 million of losses primarily related to financial discounts provided.

•
Interest expense of $9.7 million related to interest rate swaps hedging interest expense associated Cheminova's historical debt was reclassified from Cheminova's Interest Income to FMC's Interest Expense.

•
Unbilled freight costs in the amount of $47.8 million were reclassified from Cheminova's Selling and distribution costs to FMC's Costs of sales and services. See note 1(b)(iii) for further explanation. Additionally, $13.5 million of bad debt expense was reclassified from Selling, general, and administrative to FMC's Cost of sales and services.

Exhibit 99.2

2. Pro forma adjustments

a.	Acquisition Purchase Consideration and Preliminary Purchase Price Allocation

The following table illustrates each component of the acquisition consideration paid as part of the Acquisition:

(in Millions)	Amount
	DKK	USD[1]
Cash purchase price[2]	8,543.0	1,399.4
Assumed debt as of December 31, 2014	2,724.5	446.2
Total pro forma purchase consideration	11,267.5	1,845.6
1Cash balances herein were in DKK and translated to USD at a foreign exchange rate of $0.1638 to ensure consistency in translation rates throughout the unaudited pro forma condensed consolidated financial information.
2The above purchase consideration excludes acquisition costs which under U.S GAAP are required to be expensed immediately.   At the time FMC entered into the Purchase Agreement, the USD to DKK exchange rate was $1.00 to DKK 5.77, resulting in a USD purchase price of $1.47 billion, excluding assumed debt of approximately $0.3 billion. In order to minimize our exposure to adverse changes in the USD to DKK exchange rate from September 8, 2014 to April 21, 2015, (the Acquisition close date) we entered into a series of foreign currency forward contracts ("FX forward contracts"). The FX forward contracts provided FMC the ability to fix the USD to DKK exchange rate for most of the DKK 8.5 billion purchase price, thereby limiting our exposure to foreign currency rate fluctuations. Over the period from September 2014 to March 2015 the USD strengthened against the DKK by 19 percent to an exchange rate of $1.00 to DKK 6.88 at March 31, 2015. The strengthening of the USD against the DKK results in a lower USD purchase price for Cheminova. Partially offsetting this was a mark-to-market loss on the FX forward contracts. The loss on the FX forward contracts pursuant to U.S. GAAP is required to be expensed immediately. The FX forward contracts loss recognized in 2014 was $99.6 million. An additional $180.1 million was recognized during the three months ended March 31, 2015. See note 2(d) for pro forma adjustments related to transactions costs which includes the losses on these contracts, for what was recognized in 2014.

The related allocation and resulting excess of fair value of net assets acquired are as follows:

(in Millions)	Note	Amount
Total pro forma purchase consideration		$1,845.6
Less: Debt Assumed		(446.2)
Cash Purchase Price		$1,399.4

Historical Book Value of Net Assets		(320.9)
Elimination of Historical Goodwill		67.0
Excess purchase price over net assets acquired		$1,145.5

Purchase price allocation to assets acquired:
Intangible assets		653.1
Inventory	i	101.1
Property, plant and equipment	ii	106.4
Current Deferred Tax Liability	iii	(29.1)
Noncurrent Deferred Tax Liability	iii	(180.0)
Goodwill		$494.0

The preliminary amounts assigned to the identifiable intangible assets, the estimated useful lives, and the estimated amortization expense related to these identifiable intangible assets are as follows:

Exhibit 99.2

(in Millions)	Preliminary fair value	Estimated weighted average life	Amortization expense for the year ended December 31, 2014
Customer relationships	$376.0	20	18.8
Brand portfolio
Definite Lived Brand Portfolio	10.0	15	0.7
Indefinite Lived Brand Portfolio	282.0	Indefinite	—
In-process research and development	19.9	Indefinite	—
Trade names and Trademarks	3.3	1.5	2.2
Total	$691.2		$21.7
Less: Cheminova historical book value of intangible assets and amortization expense[1]	(38.1)		(5.0)
Pro forma adjustment	$653.1		$16.7
1Historical amortization expense on intangible assets of $5.0 million excludes $4.9 million of software amortization as those assets are recognized at carrying value in the preliminary purchase accounting. It also excludes amortization relating to capitalized research and development expenses reversed as part of the IFRS and US GAAP adjustment discussed at 1(b)(i).

i.Inventory

Adjustment of $101.1 million to reflect the estimated fair value of acquired inventory. The adjustment represents the difference between Cheminova's historical inventory book value $319.9 million and estimated fair value $421.0 million.

ii.Property, plant and equipment

Adjustment of $106.4 million to reflect the estimated fair value of acquired property, plant, and equipment. The adjustment represents the difference between Cheminova's historical property, plant, and equipment net book value $94.7 million and total estimated fair value $201.1 million. The remaining useful of this is 10 years, and the additional depreciation of $10.6 million associated with this adjustment and has been reflected in the pro forma income statement.

iii.Deferred taxes

Adjustments to reflect the estimated impact on deferred income taxes resulting from the preliminary purchase accounting adjustments within the unaudited pro forma condensed consolidated balance sheet. The deferred income tax adjustments were calculated by applying the applicable statutory tax rates to the estimated book-tax basis differences arising from our preliminary purchase price allocation to various tax jurisdictions. These deferred income tax adjustments are preliminary and subject to change based on the finalization of our preliminary valuations and purchase accounting analysis on a jurisdictional basis.

b.	Debt Issuance

On October 10, 2014 FMC obtained the Term Loan that provided for up to $2.0 billion of senior unsecured loans to finance the acquisition of Cheminova and has a term of five years. On April 21, 2015, FMC used $1.65 billion to finance the purchase of all of Cheminova's outstanding equity and to repay Cheminova's assumed debt. The remaining pro forma purchase price was funded using existing cash reserves.

The table below illustrates FMC's debt transaction and summarizes the adjustment to reflect FMC's pro forma long-term debt:

(in Millions)	Amount
Total drawdown of term loan	$1,650.0
Payment of Cheminova's historical long-term debt	(310.9)
Net pro forma adjustment to FMC's long-term debt	$1,339.1
Payment of current portion of Cheminova's debt	(135.3)
Cash purchase price of Cheminova	(1,399.4)
Net pro forma adjustment to FMC's cash	$(195.6)
For the preparation of the unaudited condensed consolidated pro forma financial information, interest expense on the Term Loan was estimated using a weighted average interest rate of 1.3% and assuming the amount outstanding of $1.65 billion remained constant throughout the period. A change of 0.125% in the weighted average interest rate would increase or decrease pro forma interest expense by $2.1 million. The interest rates used to prepare the accompanying unaudited pro forma condensed consolidated financial information may differ from the actual interest

Exhibit 99.2

rates incurred by FMC based on future market conditions. This was offset by the recognized commitment fee incurred, prior to the drawdown, during the year ended December 31, 2014 of $0.7 million.
Additionally, deferred financing costs associated with the Term Loan of $6.3 million were capitalized and included in Other assets in the FMC historical balance sheet as of December 31, 2014. These deferred financing costs are being amortized on a straight line basis over the term of the loan. Amortization expense of approximately $1.3 million is recognized within Interest expense in the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2014 related to the capitalized debt.
The table below summarizes the adjustment to reflect FMC's pro forma long-term debt:

(in Millions)	Amount
Interest expense on new Term Loan	$21.5
Reversal of commitment fees incurred prior to draw down	(0.7)
Amortization of deferred finance fees on new Term Loan	1.3
Reversal of interest expense on assumed Cheminova debt	(35.4)
Net pro forma adjustment to FMC's interest expense	$(13.3)

c.	Elimination of transactions and balances between FMC and Cheminova

Transactions and balances between FMC and Cheminova were considered to be intercompany transactions and have been eliminated in the unaudited pro forma condensed consolidated financial information.

Intercompany balances of $2.6 million, associated with Trade receivables and $2.6 million, associated with Accounts payable, trade and other, have been eliminated in the unaudited pro forma condensed consolidated balance sheet as of December 31, 2014.

Intercompany sales of $2.7 million, and cost of sales of $1.8 million for the year ended December 31, 2014, have been eliminated in the unaudited pro forma condensed consolidated statements of income.

d.	Transaction costs

FMC incurred one time transaction costs associated with entering into a foreign exchange contract hedging foreign currency exposure related to the purchase price and legal and professional fees. FMC recognized $99.6 million of foreign exchange losses related to the hedging of the purchase price and $32.2 million of fees in Selling, general, and administrative costs during the year ended December 31, 2014. An adjustment was made to reflect the reversal of these one-time costs recognized in FMC's historical financial statements.

e.	Provision for income taxes

The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. In situations where jurisdictional detail was not available, a blended statutory rate of 37 percent was applied to the adjustment. The total effective tax rate of the consolidated company is subject to change based upon post-acquisition income by jurisdiction and other factors.